Exhibit 4.1

CERTIFICATE OF AMENDMENT

to the Restated Certificate of Incorporation of

Network Equipment Technologies, Inc.

A Delaware Corporation

Network Equipment Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”) (the “corporation”) hereby certifies as follows:

1.

 The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 7, 1986.

2.

A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 7, 1996.

3.

Pursuant to Section 242 of the General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and the stockholders of Network Equipment Technologies, Inc.

4.

Article IV, paragraph (A) of the Restated Certificate of Incorporation is hereby amended to read as follows:

“IV

A.

Classes of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is eighty million (80,000,000) shares.  Seventy-five million (75,000,000) shares of Common Stock shall have a par value of $.01 per share.  Five million (5,000,000) shares of the Preferred Stock shall have a par value of $.01 per share.”

IN WITNESS WHEREOF, the corporation has caused this certificate of amendment to the Restated Certificate of Incorporation to be executed by its authorized officer on August 8, 2008.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

By:

/s/ FRANK SLATTERY

Frank Slattery, Vice President and General Counsel

RESTATED CERTIFICATE OF INCORPORATION

OF NETWORK EQUIPMENT TECHNOLOGIES, INC.

NETWORK EQUIPMENT TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.  The name of the corporation is NETWORK EQUIPMENT TECHNOLOGIES, INC.  The corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 7, 1986.

2.  Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates, but does not further amend, the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.  The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is NETWORK EQUIPMENT TECHNOLOGIES, INC.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.

Classes of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock."  The total number of shares which the corporation is authorized to issue is fifty-five million (55,000,000) shares.  Fifty million (50,000,000) shares shall be Common Stock and five million (5,000,000) shares shall be Preferred Stock.  The Common Stock shall have a par value of $0.01 per share; the Preferred Stock shall have a par value of $0.01 per share.

B.

Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series.  The rights, preferences, privileges and restrictions granted to and imposed on the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") are as set forth in this Article IV(B).  The number of shares constituting the Series A Preferred Stock shall be Five Hundred Thousand (500,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.  Except as otherwise provided in this Certificate of Incorporation, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon such additional series of Preferred Stock, and the number of shares constituting any such series and the designations thereof, or any of them.  In the case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoptions of the resolution originally fixing the number of shares of such series.

1. Dividends and Distributions.

(a)

Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)

The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section 1 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)

Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

2.  Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)

Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation.  In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)

Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

(c)

Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

3.  Certain Restrictions.

(a)

Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 1 of this Article IV(B) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i)

declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)

declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)

redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)

The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

4.  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

5.  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

6.  Consolidation, Merger, etc.  In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.  No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

8.  Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Preferred Stock.

9.  Amendment.  This Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the corporation; provided, however, any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than two-thirds of the directors.  In addition, new Bylaws may be adopted or the Bylaws may be amended or repealed by a vote of not less than two-thirds of the outstanding stock of the corporation entitled to vote thereon unless the Bylaw amendment or repeal has been previously approved by the Board of Directors, in which case the Bylaws may be so amended or repealed by a vote of not less than a majority of the outstanding stock of the corporation entitled to vote thereon.

ARTICLE VI

The number of directors of the corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors.  Except as provided by applicable law, the Board of Directors shall have the exclusive power and authority to fill any vacancies or any newly created directorships on the Board of Directors upon a vote of two-thirds of the remaining or existing members of the Board of Directors and the stockholders shall have no right to fill such vacancies, except that in the event a director is removed by the stockholders for cause, the stockholders shall be entitled to fill the vacancy created as a result of such removal.  A director appointed by the Board of Directors to fill a vacancy shall serve for the remainder of the term of the vacated directorship he is filling.

The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III.  Such classes shall be as nearly equal in number of directors as possible.  Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of the calendar year 1987, the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of the calendar year 1987, and the directors first elected to Class III shall serve for a term ending on the third annual meeting next following the end of the calendar year 1987.  The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.  If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

Stockholders of the corporation shall take action by meetings held pursuant to this Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting.  Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE IX

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.  Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles V, VI and VIII and this Article X may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of not less than two-thirds of the total voting power of all outstanding shares of stock in the corporation entitled to vote thereon unless such amendment or repeal has been previously approved by the Board of Directors, in which case these Articles of the Certificate of Incorporation may be so amended or repealed by a vote of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by James B. DeGolia, its authorized officer, this 6th day of February 1996.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

By:  /s/ JAMES B. DEGOLIA

James B. DeGolia

Vice President and General Counsel